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                                                                     Exhibit 8.1


June 28, 1999

Mission West Properties, Inc.
10050 Bandley Drive
Cupertino, California 95014

                       CERTAIN FEDERAL INCOME TAX MATTERS

Ladies and Gentlemen:

                  This opinion is delivered to you in our capacity as counsel to Mission West Properties, Inc., a Maryland corporation (the "Company"), in connection with the registration statement on Form S-11 containing the Prospectus of the Company, which the Company filed with the Securities and Exchange Commission on June 8, 1999. The Prospectus relates to the offer by the Company of 7,750,000 shares of its common stock.

                  This opinion relates to the Company's qualification for federal income tax purposes as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), the status of Mission West Properties, L.P., Mission West Properties, L.P. I, Mission West Properties, L.P. II and Mission West Properties, L.P. III (the "Operating Partnerships") as partnerships for federal income tax purposes, and the accuracy of the discussion of federal income tax considerations in the Prospectus.

                  In rendering the following opinions, we have examined the Prospectus, the Articles of Amendment and Restatement and the Bylaws of the Company, the limited partnership agreements of the Operating Partnerships and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions.

                  We have also relied upon the representations of the Company and the Operating Partnerships regarding the manner in which those entities have been and will be owned and operated (the "Management Representations"). We have neither independently investigated nor verified the Management Representations, and we assume that such representations are true, correct and complete.


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Mission West Properties, Inc.
June 28, 1999
Page 2


                  The opinions set forth below are based on current provisions of the Code, the applicable Income Tax Regulations and existing administrative and judicial interpretations thereof, all as of the date of this letter. Future changes in applicable law may cause the federal income tax treatment of the Company to be materially and adversely different from that described below and in the Prospectus.

                  Based upon and subject to the foregoing, we are of the opinion that:

                  1. The Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code and, commencing with the taxable year ending December 31, 1999, the Company's method of operation has enabled, and the Company's proposed method of operation will enable, the Company to continue to meet the requirements for qualification and taxation as a REIT.

                  2. Each of the Operating Partnerships is and will be treated as a partnership for federal income tax purposes and will not be subject to federal income taxation as an association or a publicly traded partnership taxable as a corporation.

                  3. We confirm the opinions regarding tax matters contained in the discussion in the Prospectus under the caption "Federal Income Tax Considerations," to the extent that such discussion describes matters of law or legal conclusions, and that the discussion is accurate in all material respects.

                  We express no opinion other than those expressly set forth in this letter. You should recognize that our opinion is not binding on the Internal Revenue Service (the "IRS") and that the IRS may disagree with the opinions expressed in this letter. Although we believe that our opinion would be sustained if challenged, there can be no assurance that this will be the case.

                  We consent to being named as counsel to the Company in the Prospectus, to the references in the Prospectus to our firm and to the inclusion of a copy of this opinion as an exhibit to the Prospectus. In giving such consent, however, we do not admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


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Mission West Properties, Inc.
June 28, 1999
Page 3

                                                  Very truly yours,

                                       McCUTCHEN, DOYLE, BROWN & ENERSEN, LLP


                                            By
                                              ----------------------------
                                                A Member of the Firm